Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Corporate
P.O. Box 626	Controller and Interim CFO
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Reports SEC Accounting Review Close to Completion

(Bassett, Va.) – August 20, 2009 – Bassett Furniture Industries, Inc. (NASDAQ: BSET) today announced that its triennial accounting review by the Securities and Exchange Commission (SEC) is close to being completed. As previously announced, Bassett had received comment letters from the Commission during the second and third quarters of 2009, relating to Bassett’s Form 10-K for the year ended November 29, 2008 and Form 10-Q for the quarter ended February 28, 2009. Due to the potential implications of these comments, the Company delayed its filing of its Form 10-Q for the quarter ended May 30, 2009.

The Company worked very closely with its external auditors and with the Staff of the SEC in the reevaluation of the accounting policies and processes related to the questions raised by the SEC in its comment letters. As a result, the Company will restate its previously issued financial statements for the quarter ended February 28, 2009 and file an Amended Form 10-Q with the SEC. The restatement will increase the Company’s net loss for the quarter by $3.3 million, resulting in a net loss of $12.0 million, as compared to a previously reported net loss of $8.7 million. The increased net loss is primarily due to increased reserves and valuation adjustments related to long-term notes receivable as a result of the Company’s reevaluation of its accounting policies and processes surrounding its licensee notes receivable. As a result of the restatement, the Company violated the net worth covenant under its revolving credit facility for the quarter ended February 28, 2009. As such, the Company has reclassified its debt under the revolving credit facility from long-term to current. The Company expects to file its Amended Form 10-Q for the quarter ended February 28, 2009 within the next week. In addition, the Company is in discussions with its bank to obtain a waiver of the debt covenant violation and/or an amendment to the net worth covenant and expects these negotiations to be completed by the end of August by which time the Company plans to file its Form 10-Q for the quarter ended May 30, 2009.

“In light of a thorough review of certain of our accounting processes and policies over the past couple of months and in consultation with the Staff of the SEC and our external auditors, we believe that restating our first quarter 2009 results is appropriate,” said J. Michael Daniel, interim chief financial officer. “We believe that we have resolved the main accounting and reporting issues, and we expect to have final resolution next month after we file our official response to the last comment letter from the SEC. We are grateful to the Staff for the assistance they provided throughout the reevaluation process.”

Certain of the statements in this release, particularly those preceded by, followed by or including the words “will,” “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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